EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
bebe stores, inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-140589, 333-137683, 333-121588, 333-62096 and 333-65201 on Form S-8 of our report dated September 14, 2007 relating to the financial statements and the internal control over financial reporting of bebe stores, inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of bebe stores, inc. for the fiscal year ended July 7, 2007.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
September 14, 2007